Exhibit 99.3

CONSENT TO BE NAMED AS DIRECTOR NOMINEE

I hereby consent to being named as a nominee to the board of directors of Otelco Inc. in Rural LEC Acquisition LLC’s Registration Statement on Form S-1 and any and all amendments and supplements thereto, to be filed with the Securities and Exchange Commission, and to the filing of this consent as an exhibit to the Registration Statement.

May 4, 2004

/s/ William F. Reddersen
William F. Reddersen